EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Three Months Ended
	June 30, 2015	June 30 2014
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	982,309,853	999,637,745
Add – Incremental shares under stock-based compensation plans	3,501,947	4,102,729
Add – Incremental shares associated with contingently issuable shares	861,760	1,407,821
Number of shares on which diluted earnings per share is calculated	986,673,560	1,005,148,295

Income from continuing operations (millions)	$3,526	$4,251
Loss from discontinued operations, net of tax (millions)	(77)	(115)
Net income on which basic earnings per share is calculated (millions)	$3,449	$4,137

Income from continuing operations (millions)	$3,526	$4,251
Net income applicable to contingently issuable shares (millions)	–	0
Income from continuing operations on which diluted earnings per share is
calculated (millions)	$3,526	$4,251
Loss from discontinued operations, net of tax, on which basic and diluted
earnings per share is calculated (millions)	(77)	(115)
Net income on which diluted earnings per share is calculated (millions)	$3,449	$4,136

Earnings/(loss) per share of common stock:

Assuming dilution
Continuing operations	$3.58	$4.23
Discontinued operations	(0.08)	(0.11)
Total	$3.50	$4.12

Basic
Continuing operations	$3.59	$4.25
Discontinued operations	(0.08)	(0.11)
Total	$3.51	$4.14

Stock options to purchase 39,021 shares and 3,477 shares were outstanding as of June 30, 2015 and 2014, respectively, but were not included in the computation of diluted earnings per share because the options' exercise price during the respective periods was greater than the average market price of the common shares, and therefore, the effect would have been antidilutive.

89

EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Six Months Ended
	June 30, 2015	June 30 2014
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	985,229,912	1,017,425,656
Add – Incremental shares under stock compensation plans	3,461,376	4,768,022
Add – Incremental shares associated with contingently issuable shares	811,793	1,265,544
Number of shares on which diluted earnings per share is calculated	989,503,081	1,023,459,222

Income from continuing operations (millions)	$5,942	$6,782
Loss from discontinued operations, net of tax (millions)	(165)	(261)
Net income on which basic earnings per share is calculated (millions)	$5,777	$6,521

Income from continuing operations (millions)	$5,942	$6,782

Net income applicable to contingently issuable shares (millions)	‒	0
Income from continuing operations on which diluted earnings per share is
calculated (millions)	$5,942	$6,781
Loss from discontinued operations, net of tax, on which basic and diluted
earnings per share is calculated (millions)	(165)	(261)
Net income on which diluted earnings per share is calculated (millions)	$5,777	$6,521

Earnings/(loss) per share of common stock:

Assuming dilution
Continuing operations	$6.01	$6.62
Discontinued operations	(0.17)	(0.25)
Total	$5.84	$6.37

Basic
Continuing operations	$6.03	$6.67
Discontinued operations	(0.17)	(0.26)
Total	$5.86	$6.41

Stock options to purchase 43,611 shares and 11,303 shares (average of first and second quarter share amounts) were outstanding as of June 30, 2015 and 2014, respectively, but were not included in the computation of diluted earnings per share because the options' exercise price during the respective periods was greater than the average market price of the common shares, and, therefore, the effect would have been antidilutive.

90